Exhibit 10.1

ASSIGNMENT OF LICENSE AGREEMENT

THIS ASSIGNMENT OF LICENSE AGREEMENT (“Assignment”) is entered into March 8th, 2005 (“Effective Date”) by and between Verdisys, Inc., a California corporation (“Verdisys”) and Maxim TEP, Inc., a Texas Corporation (“Maxim”).

WHEREAS on April 23, 2003, Verdisys and Carl Landers, an individual residing in Madisonville, Kentucky (“Landers”) entered into a license agreement and this license agreement was amended on September 4, 2003 and February 25, 2004 (collectively referred to as the “Verdisys License”) which is attached as Exhibit A;

WHEREAS Maxim wishes to acquire the Verdisys License and Landers consents to the acquisition per Exhibit C;

THEREFORE, in view of the good and valuable consideration stated below, Verdisys and Maxim agree as follows:

1. Assignment of Verdisys License.

1.1 Verdisys hereby assigns all right, title, and interest it owns in the Verdisys License to Maxim as well as all current and future negotiations for assignments, sub-licenses or territorial royalty pertaining to the Verdisys License.

2. Consideration.

2.1 In consideration of this Assignment, Maxim shall pay to Verdisys the total sum of One Million Three Hundred Thousand and no/100 Dollars ($1,300,000.00 USD), payable in installments as follows:

2.1.1 Maxim shall make a first cash payment to Verdisys of Three Hundred Thousand and no/100 Dollars ($300,000.00 USD) on or before March 9, 2005;

2.1.2 Maxim shall make a second cash payment to Verdisys of One Hundred Thousand and no/100 Dollars ($100,000.00 USD) Dollars on or before March 18, 2005;

2.1.3 Maxim shall make a third cash payment to Verdisys of Five Hundred Thousand and no/100 Dollars ($500,000.00 USD) Dollars on or before June 3th, 2005, and

2.1.4 Maxim shall make a fourth and final cash payment of Four Hundred Thousand and no1/100 Dollars ($400,000.00 USD) on or before September 2th, 2005.

2.2 In further consideration of this Assignment, Maxim forgives and releases Verdisys from a Two Hundred Seventy Thousand Dollar ($270,000.00 USD) supplier credit obligation owed by Verdisys to Maxim.

2.3 In further consideration of this Assignment, Maxim grants to Verdisys the sublicense referenced in Section 6 below.

2.4 Any delay of payment beyond a ten (10) day period of the contracted payment date shall cause a default of this contract resulting in a 45 day “Grace Period”. Default shall be cured by payment of 110% of the payment missed within the 45 day grace period. In the event the default is not cured, then the transaction will be terminated, the Verdisys License returned to Verdisys and any initial payments shall be forfeited. However, the ownership of any equipment delivered to Maxim under Section 3 as of the time of default shall remain with Maxim as said rigs were tendered against a stated credit owed to Maxim.

3. Delivery of Equipment.

3.1. Upon Maxim’s first $300,000.00 cash payment described above, Verdisys shall execute the Bill of Sale attached as Exhibit B and deliver to Maxim one complete Landers lateral drilling rig in good working order, including, but not limited to: top-hole and down-hole drilling apparatus; drilling “Horse Head” and bracket tree; 300 foot drilling hose with Landers drilling nozzle; deflection shoes; flex shaft; mud motor; drilling bits and all spare parts culminating in a completely outfitted rig ready to apply the Landers lateral drilling process.

3.2 Upon completion and testing of Verdisys’ second generation lateral drilling rig currently under development, but in no event later than June 30, 2005, Verdisys will deliver the second Landers rig in partial working order to Maxim. The equipment described in Sub-paragraphs 3.1 and 3.2 will be delivered to Maxim for no additional consideration other than that stated in Paragraph 2.2.

4. Resolutions.

4.1 Within seven days from the Effective Date, Verdisys shall provide Maxim with (a) a resolution from the Verdisys Board of Directors authorizing Verdisys officers to sell the Verdisys License under the terms stated in this Assignment, and (b) copies and summaries of any offers made to Verdisys for sublicenses of the Verdisys License including, but not limited to, copies of any Letters of Intent (“LOI”), Memorandums Of Understanding (“MOU”) or other contractual agreements executed by Verdisys with regards to Edge Capital Group/Fraziers/Sossen; CTC, a Canadian group currently participating in a pilot drilling program in hopes of receiving license to drill within the Canadian border; and any other group that has a similar association with Verdisys.

4.2 Within seven days from the Effective Date, Maxim shall provide Verdisys with a resolution from the Maxim Board of Directors authorizing Maxim officers to buy the Verdisys License under the terms stated in this Assignment.

5. Reversion of License Agreement.

5.1 Should Verdisys fulfill all of its obligations under Paragraph 3 and should Maxim fail to fulfill all of its obligations under Paragraph 2, the Verdisys License and all rights therein shall revert back to Verdisys.

6. Grant Back of Sub-License.

6.1 Maxim hereby grants Verdisys a non-exclusive sub-license to use the Landers Horizontal Technology as defined in the Verdisys License beginning on the Effective Date. Such sub-license to be used in association with new technologies to be employed by Verdisys, provided all royalties are paid in full on every well upon which the Landers Horizontal Technology is utilized.

6.2 The sub-license granted in Sub-paragraph 6.1 is conditioned upon Verdisys timely making all royalty payments in full on every well upon which the Landers Horizontal Technology is utilized directly to Maxim, which Maxim shall forward to Landers.

7. Representations & Warranties.

7.1 Maxim warrants it is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary corporate power and authority to carry on its business as it is currently being conducted. Maxim has all necessary corporate power and authority to enter into this Assignment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

7.2 Maxim warrants that the execution, delivery and performance of this Assignment and the consummation of the transactions contemplated hereby do not and will not conflict with or violate any agreement previously entered into by Maxim or any law or governmental order applicable to Maxim.

7.3 Verdisys warrants it is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to carry on its business as it is currently being conducted. Verdisys has all necessary corporate power and authority to enter into this Assignment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

7.4 Verdisys warrants that the execution, delivery and performance of this Assignment and the consummation of the transactions contemplated hereby do not and will not conflict with or violate any agreement previously entered into by Verdisys or any law or governmental order applicable to Verdisys.

7.6 Verdisys warrants that there are no liens, liabilities, or other encumbrances against the Verdisys License.

7.7 Verdisys warrants that it has no knowledge of any liens, liabilities, or other encumbrances against U.S. Patents Nos. 5,413,184; 5,853,056 or 6,125,949 or any other aspect of the Landers Horizontal Technology. Patent No 6,125,949 is not included in the Verdisys License with Landers, therefore is excluded in this paragraph.

7.8 Verdisys warrants that it has no knowledge of any claim or assertion alleging that the Landers Horizontal Technology infringes the property rights of a third person.

7.9 Verdisys warrants that other than the litigation captioned, Carl Landers et al. v. Sideways LLC, No. 04-1510, 04-1538, pending before the Court of Appeals for the Federal Circuit, it has no knowledge of any claim or assertion alleging that U.S. Patents Nos. 5,413,184, 5,853,056 or 6,125,949 are invalid.

7.10 Verdisys warrants that it has no knowledge of any claims made or threatened against Verdisys, greater than $50,000 (fifty-thousand) based upon or arising out of its use of the Landers Horizontal Technology.

7.11 Verdisys warrants that all monies and other consideration owed to Landers under the Verdisys License prior to the Effective Date have been paid to Landers.

7.12 Verdisys represents that several negotiations are underway that may affect the exclusivity of the Master License. Maxim is aware of these proceedings and their impact on exclusivity as described below:

(a) Maxim hereby agrees to sublicense the Landers technology to Verdisys on a mutually agreeable basis under Section 6.1 for the purpose of providing energy services for Verdisys only, within the License Area. Verdisys hereby agrees to accept the rights and obligations as specified in the Verdisys License.

(b) A Landers sublicense is currently being negotiated by Verdisys with Edge Capital Group/Frazier/Sossen, which involves the receipt by Verdisys of revenue sharing from five percent of the additional cash generated from oil & gas production and the provision of certain improvements. Verdisys agrees to assist in the transition with Edge and will retain all benefits of such sublicense. Maxim agrees to “carve-out” this sublicense, and agrees to allow Verdisys to retain all rights and benefits and obligations under the terms of the Edge/Verdisys sub-licensure for Verdisys. This sublicense will be restricted to joint ventures only and will not allow Edge/Frazier/Sossen the right to sublicense.

(c) A pilot test is being negotiated by Verdisys with CTC in Canada, which involves the sale of hardware for the limited testing of wells in Alberta. Verdisys agrees to assist in the transition and retain the rights, benefits and obligations under the pilot test. However, any benefits accruing from the sale of a full sublicense will be shared on the basis of Maxim 65% and Verdisys 35%.

(d) A sub license is also being negotiated by Verdisys with a third party in Texas to provide service work for the License area. Verdisys agrees to assist in the transition and to name the party after the Effective Date. With Maxim’s assistance, contractual input and approval, Maxim will continue to negotiate with this third party for sub-licensure. However, any benefits accruing from a full sublicense will be shared on the basis of Maxim 65% and Verdisys 35%.

8. Indemnity.

8.1 Maxim shall indemnify, defend and hold harmless Verdisys and its representatives from and against all claims, losses, settlements, liabilities, damages, costs or expenses (including reasonable attorney’s fees and disbursements) (collectively, “Losses”) made against or incurred by Verdisys or its representatives of any nature whatsoever based upon, arising out of, in connection with, or relating to (i) any breach of any representation or warranty made by Maxim herein, and (ii) the substantial nonfulfillment of any covenant or undertaking of Maxim contained herein.

8.2 Maxim shall indemnify, defend and hold harmless Verdisys and its representatives from and against all claims, losses, settlements, liabilities, damages, costs or expenses (including reasonable attorney’s fees and disbursements) made against or incurred by Verdisys or its representatives of any nature whatsoever based upon, arising out of, in connection with, any use by Maxim of the Landers Horizontal Technology.

8.3 Verdisys shall indemnify, defend and hold harmless Maxim and its representatives from and against all claims, losses, settlements, liabilities, damages, costs or expenses (including reasonable attorney’s fees and disbursements) (collectively, “Losses”) made against or incurred by Maxim or its representatives of any nature whatsoever based upon, arising out of, in connection with, or relating to (i) any breach of any representation or warranty made by Verdisys herein, and (ii) the substantial nonfulfillment of any covenant or undertaking of Verdisys contained herein.

8.4 Verdisys shall indemnify, defend and hold harmless Maxim and its representatives from and against all claims, losses, settlements, liabilities, damages, costs or expenses (including reasonable attorney’s fees and disbursements) made against or incurred by Maxim or its representatives of any nature whatsoever based upon, arising out of, in connection with, any use by Verdisys of the Landers Horizontal Technology.

9. Taxes.

9.1 Neither Verdisys nor Maxim shall be responsible for the other party’s federal, state or other taxes arising out of monies or other consideration provided between the parties under this Assignment.

10. Former Agreements.

10.1 Except as stated herein, all prior or contemporaneous written or oral statement, arrangements, or agreements regarding this Assignment are merged into and superseded by this Assignment.

10.2 In no event does Verdisys transfer any rights, title or obligations under this agreement beyond those given to Verdisys under the Verdisys License.

11. Prevailing Law and Jurisdiction.

11.1 This Assignment shall be construed and interpreted in accordance with the laws of Texas. Jurisdiction for any dispute arising out of any term or matter related to this Assignment shall be settled by binding arbitration according to the rules and procedures of the American Arbitration Association in Houston, Texas.

12. Arms-Length Transaction

12.1 This Assignment is entered into as an arms-length transaction and the parties are independent contractors with respect to each other, and nothing in this Assignment shall create or constitute a joint venture, partnership, agency or any similar relationship between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAXIM TEP, INC.

/s/ Robert Sepos	March 8, 2005 Date
Robert Sepos
Executive VP/Chief Financial Officer

VERDISYS, INC.

/s/ David Adams	March 8, 2005 Date
David Adams,
President & Co-CEO

EXHIBIT C

CONSENT OF CARL LANDERS TO LICENSE ASSIGNMENT

WHEREAS on April 23, 2003, Verdisys and Carl Landers, an individual residing in Madisonville, Kentucky (“Landers”) entered into a license agreement with Verdisys, Inc., a California corporation (“Verdisys”) and this license agreement was amended on September 4, 2003 and February 25, 2004 (collectively referred to as the “Verdisys License”);

WHEREAS Maxim TEP, Inc., a Texas Corporation (“Maxim”), wishes to acquire the Verdisys License and Landers desires to facilitate the transfer of the Verdisys License to Maxim;

THEREFORE, Landers hereby consents to the assignment of the Verdisys License and all amendments thereto to Maxim.

/s/ Carl Landers	Dated: March 4, 2005
Carl Landers